EXHIBIT 5.1

       OPINION OF COUNSEL AS TO LEGALITY OF SECURITIES BEING REGISTERED.

                                SEVERSON & WERSON
                           A PROFESSIONAL CORPORATION
                                ATTORNEYS AT LAW
                             ONE EMBARCADERO CENTER
                         SAN FRANCISCO, CALIFORNIA 94111

                               FAX (415) 956-0439
                            TELEPHONE (415) 398-3344

                                 May 4, 1998



Imatron Inc.
389 Oyster Point Boulevard
South San Francisco, California 94080

Gentlemen:

     You have requested our opinion with respect to certain matters in connection with the filing by Imatron Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission on behalf of certain Selling Shareholders covering the offering of up to 15,037,875 shares of the Company's Common Stock (the "Shares"). Such total includes 36,868 shares currently issued and outstanding; 4,334,340 shares which are issuable upon the exercise of outstanding warrants; and 10,666,667 shares which are issuable upon the exercise of outstanding Common Stock exchange rights. All of the outstanding shares, the warrants and the exchange rights were previously issued by the Company to the Selling Shareholders in private transactions.

     In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company's Certificate of Incorporation and Bylaws, as amended, and such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents were due execution and delivery are a prerequisite to the effectiveness thereof.

     We do not hold ourselves out as experts in the laws of the State of New Jersey and our opinion is based solely on a review of the New Jersey Business Corporation Act, as reported in unofficial compilations.

     On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

     The Shares, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable.

     This opinion is intended solely for your benefit and is not to be made available to or be relied upon by any other person, firm or entity without our prior written consent.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.
                                      SEVERSON & WERSON
                                      A Professional Corporation


                                      By: /s/ Roger S. Mertz
                                          ------------------
                                              Roger S. Mertz










                                       41